Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES SECOND QUARTER FISCAL 2010 RESULTS OF $0.17 PER

FULLY DILUTED SHARE

Second Quarter Fiscal 2010 Highlights:

•	Revenues were $150.4 million,
•	Gross margins were 12.3%,
•	Net income was $4.5 million,
•	Fully diluted EPS was $0.17 per share,
•	Backlog was $323.7 million as of December 31, 2009, and
•	Cash was $61.4 million as of December 31, 2009.

Six Month Fiscal 2010 Highlights:

•	Revenues were $288.1 million,
•	Gross margins were 12.4%, and
•	Fully diluted EPS was $0.34 per share.

TULSA, OK – February 4, 2010 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the three and six months ended December 31, 2009.

Second Quarter of Fiscal 2010 Results

Net income for the second quarter of fiscal 2010 was $4.5 million, or $0.17 per fully diluted share on total revenues of $150.4 million. Second quarter operating results included a charge related to collection costs on claims acquired in a recent acquisition of $0.9 million or $0.02 per fully diluted share. Total revenues were $176.9 million and net income was $10.1 million, or $0.38 per fully diluted share, in the comparable period a year earlier.

“As we expected, the market environment continued to be challenging through the end of calendar 2009,” said Michael J. Bradley, president and CEO of Matrix Service Company. “The Matrix Service team executed at a high level while further strengthening our financial condition. Although some awards are occurring later than expected, we continue to see strong bid flow, especially in our Construction Services segment where second quarter backlog awards were at their highest quarterly amount in almost two years and totaled over $100 million. The growth in our Electrical and Instrumentation business contributed significantly to second quarter awards and demonstrates our diversification and expanded capabilities which is allowing us to pursue projects of greater scale and complexity.”

Revenues for the Construction Services segment were $80.6 million, compared with $100.1 million in fiscal 2009. The decrease of $19.5 million was primarily due to delays in project awards and a decline in our customers’ capital spending. Revenues for the Repair and Maintenance Services segment were $69.8 million in fiscal 2010 compared to $76.8 million in fiscal 2009. The decline was due to customers applying discretion to the scope and timing of maintenance programs.

Consolidated gross profit decreased from $26.4 million in fiscal 2009 to $18.4 million in fiscal 2010. The decrease of $8.0 million was due to lower revenues in fiscal 2010 and lower gross margins, which decreased to 12.3% in fiscal 2010 compared to 14.9% a year earlier. Gross margins in the Repair and Maintenance Services segment were 9.4% in the current fiscal year compared to 17.7% in the prior fiscal year. Construction Services segment gross margins were 14.8% in the current fiscal year compared to 12.7% in fiscal 2009. Gross margins in both segments were negatively affected by a lower volume of business available to recover construction overhead costs. Consolidated SG&A expenses decreased 3.4% to $11.4 million in fiscal 2010 compared to $11.8 million for fiscal 2009. The decline in SG&A expenses is due to our on-going cost reduction efforts related primarily to employee related costs and professional fees, partially offset by a charge of $0.9 million in fiscal 2010 related to the collection of claims acquired in a recent acquisition.

Six Month Fiscal 2010 Results

Net income for fiscal 2010 was $9.0 million, or $0.34 per fully diluted share, on total revenues of $288.1 million. Fiscal 2010 operating results include charges related to a legal matter of $1.3 million, or $.03 per fully diluted share, and $0.9 million, or $0.02 per fully diluted share, related to collection costs on claims acquired in a recent acquisition. Total revenues were $363.6 million and net income was $19.6 million or $0.74 per fully diluted share in fiscal 2009.

Revenues for the Construction Services segment were $158.3 million compared with $214.9 million in fiscal 2009. The decrease of $56.6 million was primarily due to delays in project awards and a decline in our customers’ capital spending. Revenues for the Repair and Maintenance Services segment were $129.8 million in fiscal 2010 compared to $148.7 million in fiscal 2009. The decline was due to customers applying discretion to the scope and timing of maintenance programs.

Consolidated gross profit decreased from $53.0 million in fiscal 2009 to $35.9 million in fiscal 2010. The reduction of $17.1 million was due primarily to the decrease in revenues and lower gross margins of 12.4% in fiscal 2010 compared to 14.6% in fiscal 2009. Gross margins in the Repair and Maintenance Services segment were 9.9% in the current fiscal year versus 17.0% in the prior fiscal year. Construction Services segment gross margins were 14.5% in the current fiscal year compared to 12.9% in fiscal 2009. Gross margins in both segments were negatively affected by a lower volume of business available to recover construction overhead costs. Consolidated SG&A expenses decreased $2.3 million to $21.5 million fiscal 2010 compared to $23.8 million for fiscal 2009. The decline in SG&A expenses is due to our on-going cost reduction efforts related primarily to employee related costs and professional fees, partially offset by a charge of $0.9 million incurred in fiscal 2010 related to the collection of claims acquired in a recent acquisition.

Backlog

Consolidated backlog as of December 31, 2009 was $323.7 million compared to $328.1 million as of September 30, 2009.

Financial Position

During the second quarter, the Company increased its cash balance from $56.5 million as of September 30, 2009, to $61.4 million as of December 31, 2009. The Company did not borrow under its $75.0 million revolving credit facility during the six months ended December 31, 2009.

Earnings Guidance

The outlook for the Construction Services segment is improving, but the timing of project awards continues to lag expectations. The Repair and Maintenance Services segment continues to be affected by the lingering weakness in the economy and energy sector which has caused an overall softening of the Aboveground Storage Tank market and weak fundamentals within the refining industry. As a result, Matrix Service expects to achieve earnings toward the lower end our of our previously stated EPS guidance of $0.80 to $1.10 per fully diluted share, excluding the legal charge previously announced of $0.03 per fully diluted share and the charge related to collection costs on claims acquired in a recent acquisition of $0.02 per fully diluted share.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Delaware, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President and CFO

T: 918-838-8822

E: telong@matrixservice.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended		One Month Ended
	December 31, 2009	November 30, 2008	December 31, 2009	November 30, 2008	June 30, 2009
Revenues	$150,425	$176,937	$288,075	$363,587	$45,825
Cost of revenues	131,983	150,568	252,215	310,547	40,676

Gross profit	18,442	26,369	35,860	53,040	5,149
Selling, general and administrative expenses	11,376	11,776	21,463	23,838	3,570

Operating income	7,066	14,593	14,397	29,202	1,579

Other income (expense):
Interest expense	(188)	(123)	(362)	(237)	(91)
Interest income	17	104	60	213	17
Other	461	175	544	911	98

Income before income tax expense	7,356	14,749	14,639	30,089	1,603
Provision for federal, state and foreign income taxes	2,823	4,621	5,597	10,457	609

Net income	$4,533	$10,128	$9,042	$19,632	$994

Basic earnings per common share	$0.17	$0.39	$0.34	$0.75	$0.04
Diluted earnings per common share	$0.17	$0.38	$0.34	$0.74	$0.04

Weighted average common shares outstanding:
Basic	26,273	26,102	26,234	26,087	26,192
Diluted	26,459	26,400	26,449	26,456	26,434

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	December 31, 2009	May 31, 2009
Assets

Current assets:
Cash and cash equivalents	$61,367	$34,553
Accounts receivable, less allowances (December 31, 2009 – $811 and May 31, 2009 – $710)	76,175	122,283
Costs and estimated earnings in excess of billings on uncompleted contracts	36,813	35,619
Inventories	4,284	4,926
Income taxes receivable	—	647
Deferred income taxes	3,926	4,843
Prepaid expenses	4,562	3,935
Other current assets	2,322	3,044

Total current assets	189,449	209,850

Property, plant and equipment at cost:
Land and buildings	27,580	27,319
Construction equipment	55,311	53,925
Transportation equipment	18,563	17,971
Furniture and fixtures	15,042	14,527
Construction in progress	1,155	812

	117,651	114,554
Accumulated depreciation	(61,751)	(55,745)

	55,900	58,809

Goodwill	27,248	25,768
Other intangible assets	4,317	4,571
Other assets	1,349	4,453

Total assets	$278,263	$303,451

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2009	May 31, 2009
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$36,190	$48,668
Billings on uncompleted contracts in excess of costs and estimated earnings	35,539	51,305
Accrued insurance	7,236	7,612
Accrued wages and benefits	10,223	16,566
Income taxes payable	12	—
Current capital lease obligation	943	1,039
Other accrued expenses	2,295	2,200

Total current liabilities	92,438	127,390

Long-term capital lease obligation	588	850
Deferred income taxes	4,095	4,822

Stockholders’ equity:
Common stock – $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2009 and May 31, 2009	279	279
Additional paid-in capital	110,740	110,272
Retained earnings	85,429	75,393
Accumulated other comprehensive income	834	596

	197,282	186,540
Less: Treasury stock, at cost – 1,582,261 shares as of December 31, 2009 and 1,696,517 shares as of May 31, 2009	(16,140)	(16,151)

Total stockholders’ equity	181,142	170,389

Total liabilities and stockholders’ equity	$278,263	$303,451

Results of Operations

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Total
Three Months Ended December 31, 2009
Gross revenues	$84,511	$69,849	$—	$154,360
Less: Inter-segment revenues	3,929	6	—	3,935

Revenues	80,582	69,843	—	150,425
Gross profit	11,894	6,548	—	18,442
Operating income	5,006	2,060	—	7,066
Income before income tax expense	5,139	2,217	—	7,356
Net income	3,224	1,309	—	4,533
Segment assets	120,697	88,760	68,806	278,263
Capital expenditures	234	719	863	1,816
Depreciation and amortization expense	1,647	1,300	—	2,947

Three Months Ended November 30, 2008
Gross revenues	$108,084	$77,499	$—	$185,583
Less: Inter-segment revenues	7,955	691	—	8,646

Revenues	100,129	76,808	—	176,937
Gross profit	12,761	13,608	—	26,369
Operating income	5,618	8,975	—	14,593
Income before income tax expense	5,680	9,069	—	14,749
Net income	4,434	5,694	—	10,128
Segment assets	135,887	96,865	31,771	264,523
Capital expenditures	932	814	1,739	3,485
Depreciation and amortization expense	1,359	1,121	—	2,480

Six Months Ended December 31, 2009
Gross revenues	$165,090	$130,025	$—	$295,115
Less: Inter-segment revenues	6,837	203	—	7,040

Revenues	158,253	129,822	—	288,075
Gross profit	22,990	12,870	—	35,860
Operating income	10,272	4,125	—	14,397
Income before income tax expense	10,351	4,288	—	14,639
Net income	6,517	2,525	—	9,042
Segment assets	120,697	88,760	68,806	278,263
Capital expenditures	502	806	1,541	2,849
Depreciation and amortization expense	3,330	2,636	—	5,966

Six Months Ended November 30, 2008
Gross revenues	$230,445	$149,666	$—	$380,111
Less: Inter-segment revenues	15,558	966	—	16,524

Revenues	214,887	148,700	—	363,587
Gross profit	27,806	25,234	—	53,040
Operating income	13,110	16,092	—	29,202
Income before income tax expense	13,383	16,706	—	30,089
Net income	8,813	10,819	—	19,632
Segment assets	135,887	96,865	31,771	264,523
Capital expenditures	1,973	1,744	2,873	6,590
Depreciation and amortization expense	2,771	2,090	—	4,861

One Month Ended June 30, 2009
Gross revenues	$29,224	$17,297	$—	$46,521
Less: Inter-segment revenues	693	3	—	696

Revenues	28,531	17,294	—	45,825
Gross profit	3,251	1,898	—	5,149
Operating income	1,141	438	—	1,579
Income before income tax expense	1,116	487	—	1,603
Net income	720	274	—	994
Capital expenditures	121	64	163	348
Depreciation and amortization expense	543	451	—	994

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;
•	minimum customer commitments on cost plus arrangements; and
•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.

The following table provides a rollforward of our backlog for the three-months ended December 31, 2009:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of September 30, 2009	$167,852	$160,266	$328,118
New backlog awarded	100,759	50,862	151,621
Backlog cancelled	(5,600)	—	(5,600)
Revenue recognized on contracts in backlog	(80,582)	(69,843)	(150,425)

Backlog as of December 31, 2009	$182,429	$141,285	$323,714

The following table provides a rollforward of our backlog for the six-months ended December 31, 2009:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2009	$224,260	$167,837	$392,097
New backlog awarded	134,660	103,270	237,930
Backlog cancelled	(18,238)	—	(18,238)
Revenue recognized on contracts in backlog	(158,253)	(129,822)	(288,075)

Backlog as of December 31, 2009	$182,429	$141,285	$323,714